Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ATI Physical Therapy, Inc. of our report dated March 12, 2021 relating to the financial statements and financial statement schedule of Wilco Holdco, Inc., which appears in ATI Physical Therapy, Inc.’s Current Report on Form 8-K dated June 23, 2021.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
September 3, 2021